Exhibit 5.1

Cane Clark llp		3273 E. Warm Springs Las Vegas, NV 89120
Kyleen E. Cane*	Bryan R. Clark^	Telephone: 702-312-6255
Joe Laxague	Scott P. Doney	Facsimile: 702-944-7100
Christopher T. Clark		Email: sdoney@caneclark.com

September 11, 2013

Perk International, Inc.
2470 East 16th Street
Brooklyn, NY 11235

Re:     Perk International, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

I have acted as counsel for Perk International, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2013, and any amendments thereto, pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of: (a) 30,000,000 Units of the Company’s common stock, where each Unit consists of one share of common stock and a warrant to purchase one share of common stock at an exercise price of $0.25 per share; and (b) 30,000,000 shares of common stock reserved for issuance and issuable upon the exercise of the warrants.

In rendering the opinion set forth below, I have reviewed: (a) the Registration Statement and the exhibits attached thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; (e) the Certification of Officer issued from Andrew Gaudet, President and CEO of the Company; and (f) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof.  In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that:

1.
The Units to be sold by the Company will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Nevada when issued by the Company if the consideration for the Units described in the prospectus is received by the Company.

2.
The shares of common stock included in the Units to be sold by the Company will be validly issued, fully paid and non-assessable when issued by the Company if the consideration for the Units described in the prospectus is received by the Company.

3.
The warrants included in the Units to be sold by the Company will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company under the law of the State of Nevada when issued by the Company if the consideration for the Units described in the prospectus is received by the Company.

*Licensed in California, Washington and Hawaii;
^Licensed in Colorado and District of Columbia

4.
The shares of common stock underlying the warrants to be sold by the Company will be validly issued, fully paid and non-assessable when issued by the Company if the exercise price is received by the Company.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.

Very truly yours,

/s/ Scott Doney
Scott Doney, Esq.

*Licensed in California, Washington and Hawaii;
^Licensed in Colorado and District of Columbia

CONSENT

I HEREBY CONSENT to the use of my opinion in connection with the Form S-1 Registration Statement and any amendments thereto filed with the Securities and Exchange Commission as counsel for the registrant, Perk International, Inc.

Very truly yours,

/s/ Scott Doney
Scott Doney, Esq

*Licensed in California, Washington and Hawaii;
^Licensed in Colorado and District of Columbia